UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 13, 2025

Metagenomi, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-41949	81-3909017
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5959 Horton Street 7th Floor
Emeryville, California		94608
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (510) 871-4880

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	MGX	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 13, 2025, the board of directors (the “Board”) of Metagenomi, Inc. (the “Company”) approved an increase in the size of the Board from five directors to six directors and, upon recommendation of the Nominating and Corporate Governance Committee, appointed Eric Bjerkholt to serve as a director of the Board, each effective as of January 27, 2025 (the “Effective Date”). Mr. Bjerkholt will serve as a Class II director with a term expiring at the Company’s 2026 Annual Meeting of Stockholders or until his successor is duly elected and qualified or until his earlier resignation, death or removal. As of the Effective Date, Mr. Bjerkholt will serve as a member of each of the Audit Committee of the Board and Compensation Committee of the Board.

Mr. Bjerkholt, 65, has served as the Chief Financial Officer of Mirum Pharmaceuticals, Inc., a biopharmaceutical company developing treatments for orphan and rare diseases, since September 2023. Prior to that, Mr. Bjerkholt worked at Chinook Therapeutics, Inc., a biopharmaceutical company focused on kidney diseases, from November 2020 to August 2023 where he served as Chief Financial Officer overseeing financial reporting, planning and budgeting, internal controls, investor relations, facilities, and information technology functions. In August 2023, Chinook Therapeutics was acquired by Novartis AG. Before Chinook Therapeutics, Inc., he served as the Chief Financial Officer of Aimmune Therapeutics, Inc., a biotechnology company developing treatments for food allergies, from April 2017 to November 2020, at which time, Aimmune was acquired by Nestle Health Science US Holdings, Inc. Prior to Aimmune Therapeutics, Mr. Bjerkholt spent 13 years at Sunesis Pharmaceuticals, Inc. from 2004 until 2017, where in addition to his role as Chief Financial Officer, Mr. Bjerkholt served in various capacities, including Executive Vice President of Corporate Development and Finance, Corporate Secretary and Chief Compliance Officer. Previously, Mr. Bjerkholt held senior executive finance roles at IntraBiotics Pharmaceuticals, Inc., LifeSpring Nutrition, Inc. and Age Wave, LLC and spent seven years in healthcare investment banking at J.P. Morgan & Company, Inc. He is currently a member of the board of directors of Surrozen, Inc., a publicly traded biotechnology company, and a member of the board of directors of Cerus Corporation, a publicly traded biotechnology company. Mr. Bjerkholt previously served as a member of the board of directors and Chair of the audit committee of CalciMedica, Inc., a publicly traded biotechnology company. Mr. Bjerkholt holds a Cand. Oecon degree in economics from the University of Oslo and an M.B.A. from Harvard Business School.

The Board has determined that Mr. Bjerkholt is independent under the applicable Nasdaq listing rules. There are no arrangements or understandings between Mr. Bjerkholt and any other person pursuant to which he was selected as a director. There are no related party transactions between the Company and Mr. Bjerkholt (or any of his immediate family members) requiring disclosure under Item 404(a) of Regulation S-K. Mr. Bjerkholt does not have any family relationships with any of the Company’s directors or executive officers.

In accordance with the Company’s non-employee director compensation policy (the “Director Compensation Policy”), the Company will pay Mr. Bjerkholt annual retainers for his service on the Board and committees thereof. In addition, on February 3, 2025 (the “Grant Date”), pursuant to the Director Compensation Policy, Mr. Bjerkholt will be granted a one-time non-statutory stock option to purchase 42,000 shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”), under the Company’s 2024 Stock Option and Incentive Plan, at an exercise price per share equal to the closing price per share of the Company’s Common Stock on the Grant Date (the “Initial Option Grant”). The Initial Option Grant shall vest over three years, with 33% vesting on the first anniversary of the Grant Date and the remaining 67% vesting in 24 equal monthly installments thereafter, subject to continued service on the Board.

Item 7.01 Regulation FD Disclosure.

On January 16, 2025, the Company updated information reflected in a slide presentation, which is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference. Representatives of the Company will use the updated presentation in conjunction with its participation at the 43rd Annual J.P. Morgan Healthcare Conference in San Francisco, CA and in subsequent meetings with analysts, investors and others, from time to time.

The information contained in this Item 7.01 (including Exhibit 99.1) is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section and shall not be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Investor Presentation of Metagenomi, Inc., dated January 16, 2025*
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*Furnished herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Metagenomi, Inc.

Date:	January 16, 2025	By:	/s/ Brian C. Thomas
Brian C. Thomas, Ph.D. Chief Executive Officer